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PROSPECTUS SUPPLEMENT NO. 1 TO              Filed Pursuant to Rule No. 424(b)(3)
PROSPECTUS DATED MARCH 17, 2003             File No. 333-100725


                             METAL MANAGEMENT, INC.

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                        1,795,000 Shares of Common Stock

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         This prospectus supplement relates to the resale by the holders listed below of shares of our common stock from time to time.

         You should read this prospectus supplement together with the prospectus dated March 17, 2003, which is to be delivered with this prospectus supplement.

         The following information (including the footnotes) replaces the line item (including the footnote) for Albert Cozzi contained in the table under the caption "Selling Stockholders" in the prospectus:


                                                                                  Number of Shares
                           Number of              Shares to be                   Beneficially Owned
                            Shares                 Offered for                   After the Offering
    Name of              Beneficially              the Selling          ----------------------------------
    Selling             Owned Prior to            Stockholder's          Number of
  Stockholder            the Offering              Account (+)             Shares              %
  -------------         --------------            --------------        -----------    -------------------
   Albert Cozzi           216,288(2)                 199,163             77,955(2)             *
   Maria Cozzi            138,333(2a)                195,837                 --                *

(2) Albert Cozzi is the Chairman of the Board and Chief Executive Officer of the Company. Includes 64,518 shares of common stock issuable upon exercise of Series A Warrants, which are not included in this offering. Does not include 60,830 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.

(2a) Represents Warrants which were transferred from Albert Cozzi. Does not include 57,504 shares of common stock which are not issuable upon exercise of Warrants until at least 61 days after the date of this table.

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         INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK
FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

                          -----------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          -----------------------------

            The date of this prospectus supplement is March 27, 2003.